Exhibit 99.1

                                                           For Immediate Release
                                                           Contact: Cindy McCann
                                                        VP of Investor Relations
                                                                    512.542.0204

             WHOLE FOODS MARKET ANNOUNCES EXTENSION TO TENDER OFFER

March 21, 2007 (Austin, Tx.) - Whole Foods Market, Inc. (Nasdaq: WFMI) announced today that it had extended the expiration date for its tender offer to purchase outstanding shares of Wild Oats Markets, Inc. to 5:00 p.m., New York City time, on Tuesday, April 24, 2007.

Whole Foods Market and Wild Oats previously announced that they had received a second request for additional information from the Federal Trade Commission (the "FTC") in connection with Whole Foods Market's proposed acquisition of Wild Oats. The effect of the second request is to extend the waiting period imposed by the HSR Act until 10 days after WFM has substantially complied with the second request, unless that period is terminated sooner by the FTC. As a result of the waiting period being extended, the condition to the tender offer requiring that the applicable waiting period under the HSR Act shall have expired or been terminated will not be fulfilled as of March 27, 2007, the original date on which the tender offer was to expire.

The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Wild Oats Markets, Inc. Whole Foods Market, Inc. and WFMI Merger Co. have filed with the Securities and Exchange Commission a tender offer statement on Schedule TO and certain amendments thereto, and have mailed an offer to purchase, forms of letter of transmittal and related documents to Wild Oats' stockholders. Wild Oats has filed with the Securities and Exchange Commission, and has mailed to Wild Oats' stockholders, a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. These documents contain important information about the tender offer, including the terms of the tender offer, and stockholders of Wild Oats are urged to read them carefully. Stockholders of Wild Oats may obtain a free copy of these documents and other documents filed by Wild Oats or Whole Foods Market with the Securities and Exchange Commission at the website maintained by the Securities and Exchange Commission at www.sec.gov or by contacting the information agent for the tender offer, Georgeson Inc., at (212) 440-9800 or
(866) 313-2357 (toll free), or the dealer manager for the tender offer, RBC Capital Markets Corporation, at (415) 633-8668 or (800) 777-9315 x8668 (toll free).

About Whole Foods Market: Founded in 1980 in Austin, Texas, Whole Foods Market(R) is a Fortune 500 company and the largest natural and organic foods retailer. The Company had sales of $5.6 billion in fiscal year 2006 and currently has 193 stores in the United States, Canada and the United Kingdom.

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements. These risks include but are not limited to general business conditions, the timely development and opening of new stores, the impact of competition, and other risks detailed from time to time in the Company's SEC reports, including the reports on Form 10-K and 10-K/A Amendment No. 1 for the fiscal year ended September 25, 2005. The Company does not undertake any obligation to update forward-looking statements.

       Whole Foods Market, Inc.   550 Bowie Street.   Austin, Texas 78703
                        512.477.5566    fax 512.482.7204
                         http://www.wholefoodsmarket.com